Exhibit 5.1

	Arnold C. Lakind	Of Counsel
	Barry D. Szaferman	Stephen Skillman
	Jeffrey P. Blumstein	Linda R. Feinberg
	Steven Blader	Anthony J. Parrillo
	Brian G. Paul+	Paul T. Koenig, Jr.
	Craig J. Hubert++	Robert A. Gladstone
	Michael R. Paglione*	Janine Danks Fox*
	Lionel J. Frank**	Richard A. Catalina Jr.*†
	Jeffrey K. Epstein+	E. Elizabeth Sweetser
Szaferman, Lakind, Blumstein & Blader, P.C.	Stuart A. Tucker
Attorneys at Law	Scott P. Borsack***	Robert G. Stevens Jr.**
	Daniel S. Sweetser*	Michael D. Brottman**
101 Grovers Mill Road, Suite 200	Robert E. Lytle	Lindsey Moskowitz Medvin**
Lawrenceville, NJ 08648	Janine G. Bauer***	Mark A. Fisher
P: 609.275.0400	Daniel J. Graziano Jr.	Robert L. Lakind***
F: 609.275.4511	Nathan M. Edelstein**	Thomas J. Manzo**
www.szaferman.com	Bruce M. Sattin***	Carley Ward**
	Gregg E. Jaclin**	Melissa A. Chimbangu
	Robert P. Panzer	Kathleen O’Brien
	Benjamin T. Branche*	Steven A. Lipstein**
	Eric M. Stein**	Yarona Y. Liang#
Brian A. Heyesey
Justin R. Calta
Mengyi "Jason" Ye
May 22, 2015		John O’Leary***

+Certified Matrimonial Attorney
++Certified Civil and Criminal Trial Attorney
*NJ & PA Bars
**NJ & NY Bars
Balance Labs, Inc.		***NJ, NY & PA Bars
1111 Lincoln Road, 4th Floor		#NY Bar
Miami Beach, FL 33139		†U.S. Patent & Trademark Office

Ladies and Gentlemen:

You have requested our opinion as counsel for Balance Labs, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the resale of 1,000,000 of the Company’s common stock, par value $0.0001 per share (the “Shares”) in connection to certain equity distribution by Shilo Security Solutions, Inc. (the “Distribution”) to its shareholders.

In order to render our opinion, we have examined the following documents identified and authenticated to our satisfaction:

(a)	the Registration Statement which includes the prospectus;
(b)	the certificate of an Officer of the Company dated on even date herewith (the “Officer’s Certificate”);
(c)	the Certificate of Incorporation of the Company dated June 5, 2014;
(d)	a Board of Directors resolution approving the Distribution and registration of the Shares on the Registration Statement; and
(e)	a certificate of good standing of the Company issued by the Secretary of State of the State of Delaware dated May 20, 2015.

In each instance we have relied upon the content of each of the documents set out above, and have relied upon the content of the Officers Certificate. In reliance on the factual matters contained thereon, and based upon our review of the foregoing, it is our opinion that the Shares have been duly authorized and are legally issued, fully paid and non-assessable.

We offer our opinion based upon the laws of the State of Delaware. This opinion opines upon Delaware law including statutory provisions, all applicable provisions of the Delaware General Corporation Law and reported judicial decisions interpreting those laws. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

SZAFERMAN, LAKIND, BLUMSTEIN & BLADER, PC

By:	/s/ Gregg E. Jaclin
Gregg E. Jaclin
For the Firm